Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statements 333-45267, 333-55806, 333-112062, 333-112063, 333-140903, 333-171291, 333-177787 and 333-192289 on Form S-8 and 333-208009 on Form S-3 of Avnet, Inc. of our report dated August 12, 2016, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of July 2, 2016 and June 27, 2015, and related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 2, 2016, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 2, 2016, which report appears in the July 2, 2016, annual report on Form 10-K of Avnet, Inc.

/s/ KPMG LLP

Phoenix, Arizona

August 12, 2016